UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2012

MINDSPEED TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31650	01-0616769
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, East Tower

Newport Beach, California 92660-3095

(Address of Principal Executive Offices) (Zip Code)

(949) 579-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 6, 2012, in connection with the closing of the acquisition by Mindspeed Technologies, Inc. (“Mindspeed”) of the Picochip Entities pursuant to the Merger Agreement (in each case as defined below and as described below and as described in Item 2.02 below), Mindspeed entered into credit facilities (the “Credit Facilities”) pursuant to a loan and security agreement (the “Loan Agreement”) dated as of February 6, 2012 with Silicon Valley Bank (“SVB”). Borrowings under the Credit Facilities were used to pay the cash consideration paid under the Merger Agreement and were also used to pay costs and expenses related to the acquisition and the closing of the Credit Facilities, and may be used for working capital and other general corporate purposes.

The Credit Facilities include: (i) a term loan facility of $15.0 million (the “Term Loan Facility”); and (ii) an accounts receivable borrowing base revolving credit facility of up to $20.0 million (the “Revolving Credit Facility”). The obligations under the Credit Facilities are guaranteed by Mindspeed’s material subsidiaries and secured by a security interest in substantially all of the assets, excluding intellectual property, of Mindspeed and such guarantors. Mindspeed may request borrowings under the Revolving Credit Facility until February 16, 2017. On February 6, 2012, Mindspeed borrowed $15.0 million of loans under the Term Loan Facility and $12.5 million of loans under the Revolving Credit Facility.

The loans bear interest, at Mindspeed’s option, at the base rate (which is based on the rate published in the Money Rates section of the Western Edition of The Wall Street Journal) plus a spread of 1.25% to 1.75% or an adjusted LIBOR rate (which is based on one, two, three or six-month interest periods but which cannot be less than 0.75%) plus a spread of 3.25% to 3.75%, with such spread, in each case, being determined based on the consolidated liquidity ratio for the preceding fiscal quarter. Mindspeed will also pay an unused line fee to SVB for unused commitments under the Revolving Credit Facility of 0.25% to 0.50%, with such fee being determined based on the consolidated liquidity ratio for the preceding fiscal quarter.

Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The principal amount outstanding under the Term Loan Facility will be payable in quarterly installments beginning on March 31, 2013 through maturity, in amounts equal to $375,000 for each quarter during calendar year 2013, $750,000 for each quarter during calendar year 2014, $1.1 million for each quarter during calendar year 2015 and $1.5 million for each quarter during calendar year 2016. All outstanding loans under the Credit Facilities, together with all accrued and unpaid interest, are due on February 6, 2017. Mindspeed may prepay the term loans and terminate the commitments, in whole or in part, at any time subject to certain conditions including minimum amounts in the case of commitment reductions, reimbursement of certain costs in the case of prepayments of LIBOR loans and, for term loans prepaid prior to the first anniversary of the closing date, a prepayment fee equal to 1.00% of the principal amount so prepaid. In addition, the loans become mandatorily prepayable in connection with the receipt of proceeds from certain casualty events (subject to reinvestment rights).

The Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Mindspeed and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain subordinated indebtedness, enter into certain transactions with affiliates and undergo a change of control, in each case subject to customary exceptions for a credit facility of this size and type. Mindspeed is also required to maintain compliance with a minimum liquidity ratio, a minimum adjusted EBITDA and a minimum fixed charge coverage ratio, and to maintain a minimum level of cash.

The Loan Agreement includes customary events of default such as, among other things, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross defaults to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to the unenforceability of guarantees and a material adverse change default. The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement. Under certain circumstances, a default interest rate of 2.00% above the applicable interest rate will apply on all obligations during the existence of an event of default.

SVB and certain of its affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with Mindspeed or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Credit Facilities, which will be filed with Mindspeed’s Quarterly Report on Form 10-Q for the quarter ending March 30, 2012.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 6, 2012, Mindspeed completed its acquisition of the Picochip Entities (as defined below) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Mindspeed, picoChip Inc., a Delaware corporation (“Picochip US”); Picochip Limited, a private company limited by shares registered in England and Wales and a wholly owned subsidiary of Picochip US (“Picochip UK”); Platinum Acquisition (UK) Limited, a private company limited by shares registered in England and Wales and a wholly owned subsidiary of Mindspeed (“UK Acquiror”); Platinum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of UK Acquiror (“US Acquiror”); and Shareholder Representative Services LLC, a Colorado limited liability company appointed to act as agent and attorney-in-fact on behalf of the stockholders of Picochip US for certain purposes under the Merger Agreement. Picochip UK and Picochip US are referred to herein as the “Picochip Entities,” and Mindspeed, UK Acquiror, and US Acquiror are referred to herein as the “Mindspeed Entities.”

The merger consideration payable to the stockholders of PicoChip US by the Mindspeed Entities pursuant to the Merger Agreement consisted of approximately $26,750,000 in cash (less certain deductions) and the issuance of an aggregate of 5,190,625 shares of Mindspeed’s authorized common stock, par value $0.01 per share. Of such aggregate cash consideration, approximately $13,500,000 was deposited in escrow to satisfy the Picochip US stockholder indemnification obligations under the Merger Agreement. The cash consideration payable to the stockholders of Picochip US was financed in part with the loan and security agreement referenced in Item 1.01 above. In addition, the amount of cash consideration and the amount of cash deposited in escrow were adjusted from the amounts previously disclosed pursuant to the terms of the Merger Agreement.

Under the Merger Agreement, the Mindspeed Entities may become obligated to make additional earn-out payments, contingent on the achievement of milestones relating to, among other things: (i) revenues associated with sales of certain Picochip Entities’ products for the period beginning on the closing of the Merger and ending on December 31, 2012; and (ii) product and business development milestones. The maximum amount payable upon achievement of the revenue and development milestones is $25,000,000. Earnout payments, if any, will be paid in the first quarter of calendar year 2013, and the Mindspeed Entities may make earnout payments in the form of cash, stock or any combination thereof, provided that in no event may the aggregate number of shares of Mindspeed common stock issued in connection with the Merger Agreement exceed 19.99% of the outstanding shares or voting power of Mindspeed’s common stock as of the effectiveness of the Merger. In the event this share limitation applies, Mindspeed would be responsible for paying the balance of any earnout payments in cash.

For financial statement reporting purposes, Mindspeed will value the shares of its common stock issued in the merger in accordance with generally accepted accounting principles in the United States. These valuations may vary from those determined in accordance with the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed with Mindspeed’s Quarterly Report on Form 10-Q for the quarter ending March 30, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses to be acquired

Any financial statements will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(b)	Pro forma financial information

Any pro forma financial information will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d)	Exhibits

99.1	Press release of the Registrant dated February 7, 2012.

Safe Harbor Statement

This Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, contains forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements include statements concerning the anticipated impact of the merger. Forward-looking statements are subject to substantial risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. In particular, Mindspeed cannot provide any assurances that the anticipated revenue and expense synergies of the merger will be achieved or that the markets for the products of the combined companies will develop as Mindspeed currently anticipates. The merger is also subject to inherent risks and uncertainties, including, among others, risks associated with the successful integration of geographically separate organizations; the potential for litigation relating to intellectual property rights; the ability to integrate the companies’ technologies; the potential for employee attrition; and the various risks and uncertainties associated with doing business in international markets. Mindspeed’s existing business is also subject to numerous risks and uncertainties independent of the merger, including fluctuations in its operating results and future operating losses; loss of or diminished demand from one or more key customers or distributors; the ability to successfully develop and introduce new products; pricing pressures; and the potential for intellectual property litigation. Additional risks and uncertainties that could cause Mindspeed’s actual results to differ materially from those set forth in any forward-looking statements are discussed in more detail under the caption “Risk Factors” in Mindspeed’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and in Mindspeed’s future filings with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: February 7, 2012	By:	/s/ STEPHEN N. ANANIAS
Stephen N. Ananias Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of the Registrant dated February 7, 2012.